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                                                                     EXHIBIT 3.1

                          ALLONGE TO PROMISSORY NOTE
                          --------------------------

          THIS ALLONGE TO PROMISSORY NOTE (the "Allonge") dated effective as of June 21, 2001 is executed by Syed Hussain, an individual, ("Borrower") in favor of IMPCO Technologies, Inc., a Delaware corporation ("Company") and shall become a part of that certain Promissory Note that the Borrower previously issued in favor of the Company on March 15, 2001 (the "Note") promising to pay the Company on March 15, 2002, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Five Hundred Sixty Five Thousand Five Hundred Forty Seven Dollars ($1,565,547), with interest thereon as set forth pursuant to the Note.

          If the Borrower requests the Company to release its security interest in all or any shares in the Company securing obligations of the Borrower under the Note and the Company, in its sole discretion, agrees to such a release, such release will not be effective until the Borrower has paid or caused to be paid to the Company, as a mandatory prepayment under the Note an amount equal to (A) the greater of (i) proceeds received concurrently with such release from the disposition or hedging of the shares so released or (ii) an assurance that, when agreed the obligations of the Borrower under the Note will result in such remaining obligations being no less than 50% of the fair market value (as then quoted on a National Association of Securities Dealers Automated Quotations National Market Exchange) of shares remaining as collateral for obligations under the Note plus (B) at the Company's option, interest on the amount so prepaid accrued from the date last paid until and including the date repaid at the rate provided in the Note.

          IN WITNESS WHEREOF, the undersigned has caused this Allonge to be executed on and as of the day and year first above written.

                              BORROWER:


                              _____________________________________
                              Syed Hussain, an individual

                              Address:   17872 Cartwright Road
                                         Irvine, California 92614